Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Contacts	Financial:
Stephen C. Forsyth 203-969-0666 ext. 425 stephen.forsyth@hexcel.com

Media: Michael W. Bacal 203-969-0666 ext. 426 michael.bacal@hexcel.com

Hexcel Corporation Announces Exercise of Underwriters’ Over-Allotment Option and Closing of Sale of Shares by Certain of Its Stockholders

STAMFORD, Conn.— December 23, 2004 — Hexcel Corporation (NYSE/PCX: HXL) today announced the exercise of the underwriters’ over-allotment option in full and the closing of the sale of 3,149,998 shares of Hexcel's common stock by certain of its stockholders.  The over-allotment option was granted in connection with a previously announced and completed secondary offering of 21,000,000 shares of common stock by affiliates of The Goldman Sachs Group, Inc., and Berkshire Partners LLC and Greenbriar Equity Group LLC.

The over-allotment option was exercised in full on December 21, 2004 and the closing occurred today, December 23, 2004. All of the shares were sold by affiliates of Berkshire Partners LLC and Greenbriar Equity Group LLC, which together now own approximately 20% of Hexcel's total voting power.

The joint book-running managers for the offering were Goldman, Sachs & Co. and Credit Suisse First Boston LLC. Deutsche Bank Securities Inc. was lead manager and Bear, Stearns & Co. Inc. and Jefferies Quarterdeck, a division of Jefferies & Company, Inc., were co-managers in the offering.

This news release is neither an offer to sell nor the solicitation of an offer to buy the common stock, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale is unlawful. Any offers of the common stock will be made only by means of a prospectus, copies of which may be obtained by contacting Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004 (Tel: 212-902-1000) or Credit Suisse First Boston LLC, One Madison Avenue, New York, NY 10010
(Tel: 212-325-2580).

*      *      *

Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.